FORM 4
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ]  Check this box if no longer
       subject to Section 16.  Form 4
       or Form 5 obligations may
       continue.  See Instructions 1(b)

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Act of 1940

1.  Name and Address of Reporting Person
     Kaetzer, Thoma R.
     397 N. Sam Houston Parkway E., Suite 375
     Houston, TX 77060

2.  Issuer Name and Ticker or Trading Symbol
     GulfWest Oil Company
     GULF

3.  IRS or Social Security Number of Reporting Person (Voluntary)


4.  Statement for Month/Year
     6/00
5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person to Issuer
                      (Check all Applicable)

     (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other

                           President/Chief Operating Officer

                           Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           --------------------------------------------------------------------------------

--------------------        --------   ----------   -------------------------    ------------   ------------   --------------
1.Title of Security         2.Trans    3.Trans-     4.Securities Acquired (A)    5.Amount of    6.Owner-ship   7.Nature of
                              action      action    or Disposed of (D)           Securities     Form:          In-direct
                               Date        Code                                  Beneficially   Direct         Bene-ficial
                                                                                 Owned at End   (D) or         Owner-ship
                            (Month/                                              of Month       Indirect (I)
                               Day/
                                Year)

---------------------       --------   ----   ---   -------   --------  ------   ------------    -----------    --------------
                                       Code    V    Amount     (A) or   Price
                                                               (D)
---------------------       --------   ----   ---   -------   --------  ------   ------------    -----------    ---------------
Common Stock                6/8/00     P             2,626      A        $.75      130,226          D
---------------------       --------   ----   ---   -------   --------  ------   ------------    -----------    ---------------
Common Stock                6/8/00     P             2,626      A        $.75        2,626          I               Spouse
---------------------       --------   ----   ---   -------   --------  ------   ------------     ----------    ---------------


                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             -----------------------------------------------------------------------------

1.Title of Derivative       2.Conver-    3.Trans-   4.Trans-     5.Number of Deriv-       6.Date Exer-         7.Title and Amount
Security                       sion or      action     action       ative Securities Ac-     cisable and          of Underlying
                               Exercise     Date       Code         quired (A) or Dis-       Expiration           Securities
                               Price       (Month/                  posed of (D)             Date(Month/          Form:
                               of           Day/                                             Day/Year)
                               Deriv-       Year)
                               ative
                               Security
                                                       Code  V       (A)        (D)          Date     Expira-     Title   Amount
                                                                                            Exercis-   tion                 or
                                                                                              able     Date               Number
                                                                                                                            of
                                                                                                                           Shares
                             -----------    ------     ----  --      -------  -------       -------   ------     -------  -------
Employee Options




8.Price          9.Number          10.Owner-          11.Na-
   of               of Deriv-          ship               ture
   Deriv-           ative              Form               of In-
   Ative            Secur-             of De-             direct
   Secur-           ities              rivative           Bene-
   ity              Bene-              Secu-              ficial
                    ficially           rity:              Own-
                    Owned              Direct             ership
                    at End             (D) or
                    of                 Indi-
                    Month              Rect (I)
---------         --------          ---------           -----------
                   225,000              D


Explanation of Responses:







                      /s/ Thomas R. Kaetzer                              4/3/01
                      ---------------------                          -----------
                      Signature of Reporting Person                      Date